Exhibit

      China Joint Venture Announced by Savoy Capital Investments

    DENVER--(BUSINESS WIRE)--Jan. 23, 2004--Savoy Capital Investments, Inc. (OTCBB:SVYC), ATAC Resources Ltd. (TSX VENTURE:ATC), Cash Minerals Ltd. and Strategic Metals Ltd. are pleased to announce that they have signed a joint venture agreement to conduct mineral exploration in China.
    Representatives of the joint venture have just returned from China where they met with a variety of government organizations and private individuals with access to data concerning a range of mineral deposits. The joint venture's manager in China has already arranged legal counsel and is assembling a team of bilingual geologists who will work under the direction of Archer, Cathro & Associates (1981) Limited to review data concerning prospective targets. The best of these targets will later be visited and ground proofed. The joint venture intends to make key acquisitions and will be seeking additional joint venture partners to help fund exploration and development.
    Costs of initial target identification and ground proofing will be 50% Savoy and 50% shared equally by ATAC, Cash and Strategic. As specific prospects are acquired, Savoy will have the right to participate at 50% and one of the other companies will have the right to the remaining 50% interest. Whether ATAC, Cash or Strategic will participate in a given project will be determined based upon the main commodity in the prospect. ATAC will have first right to gold targets, Cash to energy or industrial mineral targets and Strategic to other metal or gemstone targets.
    The joint venture will focus on provinces where geology and metallogeny resemble those in the northern Cordillera. This will allow the exploration team to re-evaluate Chinese data in the context of deposit models that have been developing in recent years in the northern Cordillera.
    For more information regarding Savoy or its projects, please contact Floyd Wandler at 604-644-1239.

    On Behalf of the Company,
    Floyd Wandler, President

    Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


    CONTACT: Savoy Capital Investments, Inc.
             Floyd Wandler, 604-644-1239